Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Reports Record Fourth Quarter Revenue of $154.4 Million

Quarterly Bookings Up 9% Sequentially

HILLSBORO, Ore., February 3, 2010 — FEI Company (NASDAQ: FEIC) reported fourth quarter revenue that was the highest for any quarter in the company’s history. Fourth quarter bookings were also strong and the company ended the year with a record backlog. For the full year, operating income increased on a 4% decline in revenue.

For the fourth quarter, net bookings were $163.3 million. Bookings were 9% above third-quarter bookings of $149.7 million and 6% above last year’s fourth quarter total of $153.8 million. Net sales of $154.4 million were up 10% compared to the third quarter of 2009 and up 2% from the fourth quarter of 2008. The backlog at the end of the quarter was a record $354.6 million, of which approximately 90% is expected to ship in the next 12 months.

Net income for the fourth quarter of 2009 was $6.6 million, up 9% compared with $6.1 million in the third quarter of 2009 and down 10% compared with $7.3 million in last year’s fourth quarter. Diluted earnings per share in the latest quarter were $0.17, compared with $0.16 in the third quarter of 2009 and $0.20 in the fourth quarter of 2008. Operating income in the quarter was $9.0 million, compared with $7.9 million in the third quarter of 2009 and $11.2 million in last year’s fourth quarter. Restructuring expenses in the latest quarter reduced operating income by $0.8 million or $0.02 per diluted share. The tax rate for the latest quarter was 14.0%, compared with 14.5% in the third quarter and 27.6% in last year’s fourth quarter.

For all of 2009, bookings were $601.4 million, compared with $620.0 million in 2008. Revenue was $577.3 million, compared with $599.2 million in 2008. Operating income was $31.6 million, compared to $31.1 million in 2008. Net income was $22.6 million compared with $18.0 million, and earnings per share were $0.60, compared with $0.48 in the prior year.

For the year and the quarter the company continued to improve its balance sheet and liquidity. Total cash and investments, net of debt, increased to $269.4 million, up $36.3 million in the quarter and $65.1 million for the year. Shareholders’ equity increased to $567.5 million at the end of 2009 from $519.1 million at the end of the prior year. Net cash provided by operating activities was positive $45.5 million for the quarter and $78.2 million for the year.

“Bookings, revenue and cash flow were strong in the fourth quarter,” said Don Kania, president and CEO of FEI. “We again demonstrated the strength of our market and geographic diversity, with particular strength in Electronics, Life Sciences and Asia. For the full year, FEI showed resilience and improved operating results, with increased gross margins and operating income despite a small decline in revenue, combined with substantial cash generation. Gross margins were disappointing in the fourth quarter as we addressed some issues in our emerging Life Sciences business, but we remain on target with our plans to improve margins in 2010. We enter 2010 with good momentum, based on a record backlog, a recovery in Electronics and an array of recently introduced new products.”

Results for 2008 have been adjusted for the effect of the required adoption on January 1, 2009 of guidance within the FASB’s Accounting Standards Codification, Section 470-20, “Debt-Debt with Conversion and Other Options” — formerly FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Conversion)”. The restatement reduced reported net income and diluted earnings per share for 2008 by $6.3 million and $0.13 per share. The restatement is related to the company’s zero percent convertible notes. Because the notes were paid off in June 2008, there was no restatement of the Statement of Operations after the second quarter of 2008.

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Guidance for Q1 2010

Assuming a euro/dollar exchange rate of $1.45, FEI expects net sales in the first quarter of 2010 to be in the range of $150 million to $156 million. Bookings are expected to be at least $145 million. GAAP earnings per share are expected to be in the range of $0.15 to $0.20, including estimated restructuring charges of $0.02 to $0.03 per share.

Investor Conference Call — 2:00 p.m. Pacific time, Wednesday, February 3, 2010

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-762-8779 (domestic, toll-free) or 1-480-629-9771 (international) and asking for the FEI Fourth Quarter Earnings call, # 4199666. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-406-7325 (US) or 1-303-590-3030 (international) and entering the access code 4199666#.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a 60-year history of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where its world-class community of customers and specialists collaborate. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the first quarter of 2010 and future periods; the expected shipment of our backlog; expectations about operating expenses and restructuring expense; expectations for future bookings; expectations about gross margins; expectations about foreign currency rates; and product sales and performance, and performance of certain market segments. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; the timing, size, execution and ultimate success of government stimulus programs; lower than expected customer orders and the potential weakness of the Research & Industry, Electronics and Life Sciences market segments; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws and accounting rules regarding taxes; the ongoing determination of the effectiveness of foreign exchange hedge transactions; valuation of the auction rate securities we hold and classification of them on the balance sheet; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in new product introduction and the inability to manufacture products in required volumes; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; shipment delays due to supply chain problems; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2009	October 4, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124,199	$147,202	$146,521
Short-term investments in marketable securities	212,119	207,360	32,901
Short-term restricted cash	17,141	9,984	10,994
Receivables, net	152,601	163,045	139,733
Inventories, net	138,242	152,565	141,609
Deferred tax assets	2,734	2,718	2,884
Other current assets	39,470	46,970	32,926

Total current assets	686,506	729,844	507,568
Non-current investments in marketable securities	39,662	12,882	94,098
Long-term restricted cash	35,901	26,475	34,833
Non-current inventories	44,385	42,362	41,072
Property plant and equipment, net	81,893	81,018	76,991
Goodwill	44,615	44,626	40,964
Deferred tax assets	3,369	1,545	2,188
Other assets, net	17,638	15,879	34,458

TOTAL	$953,969	$954,631	$832,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$40,587	$38,310	$34,964
Accrued liabilities	36,434	37,147	35,540
Deferred revenue	65,805	63,697	44,135
Income taxes payable	1,321	2,591	3,040
Accrued restructuring, reorganization and relocation	32	34	240
Short-term line of credit	59,600	70,800	—
Other current liabilities	47,693	42,926	33,732

Total current liabilities	251,472	255,505	151,651
Convertible debt	100,000	100,000	115,000
Other liabilities	34,973	35,163	46,432

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,859, 37,674, and 37,286 shares issued and outstanding at December 31, 2009, October 4, 2009, and December 31, 2008	485,557	479,670	469,893
Retained earnings (deficit)	21,476	14,890	(1,168)
Accumulated other comprehensive income	60,491	69,403	50,364

Total shareholders’ equity	567,524	563,963	519,089

TOTAL	$953,969	$954,631	$832,172

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended			Year Ended
	December 31, 2009	October 4, 2009	December 31, 2008	December 31, 2009	December 31, 2008
NET SALES:
Products	$118,417	$105,562	$117,903	$439,703	$461,506
Service and components	36,032	35,237	33,823	137,641	137,673

Total net sales	154,449	140,799	151,726	577,344	599,179

COST OF SALES:
Products	69,635	61,658	67,791	252,307	265,543
Service and components	25,544	23,760	23,941	95,533	99,095

Total cost of sales	95,179	85,418	91,732	347,840	364,638

Gross profit	59,270	55,381	59,994	229,504	234,541

OPERATING EXPENSES:
Research and development	17,556	16,705	16,907	67,698	70,378
Selling, general and administrative	31,901	30,176	31,097	126,728	128,768
Restructuring, reorganization and relocation	826	601	820	3,456	4,267

Total operating expenses	50,283	47,482	48,824	197,882	203,413

OPERATING INCOME	8,987	7,899	11,170	31,622	31,128

OTHER INCOME (EXPENSE):
Interest income	581	498	2,535	2,880	14,362
Interest expense	(1,143)	(1,191)	(1,736)	(5,441)	(14,220)
Other, net	(769)	(116)	(1,818)	(1,400)	(4,670)

Total other (expense), net	(1,331)	(809)	(1,019)	(3,961)	(4,528)

INCOME BEFORE TAXES	7,656	7,090	10,151	27,661	26,600
INCOME TAX EXPENSE	1,070	1,030	2,802	5,017	8,612

NET INCOME	$6,586	$6,060	$7,349	$22,644	$17,988

BASIC NET INCOME PER SHARE DATA:	$0.17	$0.16	$0.20	$0.60	$0.49

DILUTED NET INCOME PER SHARE DATA:	$0.17	$0.16	$0.20	$0.60	$0.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,767	37,610	37,183	37,537	36,766

Diluted	38,194	38,067	37,446	37,905	37,158

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended (1)			Year-Ended (1)
	December 31,	October 4,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
NET SALES:
Products	76.7%	75.0%	77.7%	76.2%	77.0%
Service and components	23.3%	25.0%	22.3%	23.8%	23.0%

Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	45.1%	43.8%	44.7%	43.7%	44.3%
Service and components	16.5%	16.9%	15.8%	16.5%	16.5%

Total cost of sales	61.6%	60.7%	60.5%	60.2%	60.9%

Gross profit	38.4%	39.3%	39.5%	39.8%	39.1%

OPERATING EXPENSES:
Research and development	11.4%	11.9%	11.1%	11.7%	11.7%
Selling, general and administrative	20.7%	21.4%	20.5%	22.0%	21.5%
Restructuring, reorganization and relocation	0.5%	0.4%	0.5%	0.6%	0.7%

Total operating expenses	32.6%	33.7%	32.2%	34.3%	33.9%

OPERATING INCOME	5.8%	5.6%	7.4%	5.5%	5.2%

OTHER INCOME (EXPENSE):
Interest income	0.4%	0.4%	1.7%	0.5%	2.4%
Interest expense	-0.7%	-0.9%	-1.1%	-0.9%	-2.4%
Other, net	-0.5%	-0.1%	-1.2%	-0.2%	-0.8%

Total other (expense), net	-0.9%	-0.6%	-0.7%	-0.7%	-0.8%

INCOME BEFORE TAXES	5.0%	5.0%	6.7%	4.8%	4.4%

INCOME TAX EXPENSE	0.7%	0.7%	1.8%	0.9%	1.4%

NET INCOME	4.3%	4.3%	4.8%	3.9%	3.0%

(1)	Percentages may not add due to rounding.

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q4 Ended 31-Dec-2009	Q3 Ended 4-Oct-2009	Q4 Ended 31-Dec-2008
Income Statement Highlights
Consolidated sales	$154.4	$140.8	$151.7
Gross margin	38.4%	39.3%	39.5%
Stock compensation expense - TOTAL	$2.6	$2.4	$2.4
Net income	$6.6	$6.1	$7.3
Diluted net income per share	$0.17	$0.16	$0.20
Interest income add back included in the calculation of diluted EPS	$0.0	$0.0	$0.0
Sales by Market Segment
Electronics	$33.0	$31.7	$32.4
Research & Industry	$56.3	$61.6	$67.3
Life Sciences	$29.1	$12.3	$18.2
Service and Components	$36.0	$35.2	$33.8
Sales by Geography
USA & Canada	$56.3	$46.4	$55.0
Europe	$47.3	$55.1	$56.7
Asia-Pacific and Rest of World	$50.8	$39.3	$40.0
Bookings
Total	$163.3	$149.7	$153.8
Book-to-bill ratio	1.06	1.06	1.01
Backlog - total	$354.6	$345.7	$330.5
Backlog - Service and Components	$68.0	$64.3	$57.0
Bookings by Market Segment
Electronics	$49.9	$22.5	$22.2
Research & Industry	$58.2	$80.4	$82.2
Life Sciences	$15.5	$11.4	$17.3
Service and Components	$39.7	$35.4	$32.1
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$429.0	$403.9	$319.3
Operating cash generated (used)	$45.5	$20.0	$25.1
Accounts receivable	$152.6	$163.0	$139.7
Days sales outstanding (DSO)	90	106	84
Inventory turnover	2.6	2.3	2.5
Fixed asset investment (during quarter)	$4.1	$3.8	$3.5
Depreciation expense	$4.5	$4.4	$3.9
Working capital	$435.0	$474.3	$355.9
Headcount (permanent and temporary)	1,781	1,779	1,803
Euro quarterly average rate	1.4770	1.4287	1.3207
Euro ending rate	1.4326	1.4579	1.3892